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                                                                   Exhibit 99(h)

                               SERVICES AGREEMENT


THIS AGREEMENT, dated as of this 3rd day of May, 1999 (the "Effective Date") between KELMOORE STRATEGIC TRUST (the "Trust"), a Delaware business trust having its principal place of business at 2471 East Bayshore Road, Palo Alto, California 94303 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH

         WHEREAS, the Trust is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets.

         WHEREAS, the Trust initially intends to offer Shares in those Portfolios identified in the attached Schedule A, and each such Portfolio, together with all other Portfolios subsequently established by the Trust, shall be subject to this Agreement in accordance with Article 14;

         WHEREAS, the Trust on behalf of the Portfolios, desires to appoint Investor Services Group as its administrator, fund accounting agent, transfer agent, dividend disbursing agent, shareholder servicing agent and agent in connection with certain other activities and Investor Services Group desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Trust and Investor Services Group agree as follows:

Article  1        Definitions.

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Trust as the same may be amended from time to time.

                  (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Trust (other than an officer or employee of Investor Services Group); or (ii) any person, whether or not such person is an officer or employee of the Trust, duly authorized to give Oral Instructions or Written Instructions on behalf of the Trust as indicated in writing to Investor Services Group from time to time.

                  (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Trust, as the case may be.


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                  (d) "Board of Directors" shall mean the Board of Directors or
         Board of Trustees of the Trust, as the case may be.

                  (e) "Commencement Date" shall mean the date on which Investor Services Group commences providing services to the Trust pursuant to this Agreement.

                  (f) "Commission" shall mean the Securities and Exchange Commission.

                  (g) "Custodian" refers to any custodian or subcustodian of securities and other property which the Trust may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                  (h) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (i) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (j) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person;

                  (k) "Portfolio" shall mean each separate series of shares offered by the Trust representing interests in a separate portfolio of securities and other assets;

                  (l) "Prospectus" shall mean the most recently dated Trust Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

                  (m) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Trust as may be issued from time to time.

                  (n) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Trust.

                  (o) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.


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Article  2        Appointment of Investor Services Group.

         The Trust, on behalf of the Portfolios, hereby appoints and constitutes Investor Services Group as its sole and exclusive transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Trust and as administrator, fund accounting agent, shareholder servicing agent for the Trust and Investor Services Group hereby accepts such appointments and agrees to perform the duties hereinafter set forth. This Agreement shall be effective as of the Effective Date.

Article  3        Duties of Investor Services Group.

         3.1      Investor Services Group shall be responsible for:

                  (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and in accordance with the terms of the Prospectus of the Trust on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between Investor Services Group and the Trust.

                  (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, issued and outstanding. Investor Services Group shall provide the Trust on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding.

                  (c) Performing the customary services of an administrator, including corporate secretarial, treasury, legal and blue sky services, and fund accounting agent for the Trust, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and subject to the supervision and direction of the Board of Directors of the Trust.

                  (d) Performing the Custody Administration services described in Schedule B.

         3.2 In addition to providing the foregoing services, the Trust hereby engages Investor Services Group as its exclusive service provider with respect to the Print/Mail Services itemized in Schedule C for the fees also identified in Schedule C. Investor Services Group agrees to perform the services and its obligations subject to the terms and conditions of this Agreement.

         3.3 Notwithstanding any of the foregoing provisions of this Agreement, Investor Services Group shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be


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received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

         3.4 In performing its duties under this Agreement, Investor Services
Group: (a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectuses and with the Oral Instructions and Written Instructions of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Trust, as necessary and appropriate. Furthermore, Investor Services Group shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Trust or any of its Portfolios and shall not provide any investment advisory services to the Trust or any of its Portfolios.

         3.5 Investor Services Group agrees to provide the services described herein in accordance with the Performance Standards annexed hereto as Exhibit 1 of Schedule B and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement of the parties.

         3.6 In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Trust and Investor Services Group.

Article  4        Recordkeeping and Other Information.

         4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B and in the Fund's Registration Statement in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Trust on and in accordance with the Trust's request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Trust, Investor Services Group will endeavor to notify the Trust of such request and secure Written Instructions as to the handling of such request. Investor Services Group reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.


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Article  5        Trust Instructions.

         5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Trust. Investor Services Group will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Trust and the proper countersignature of Investor Services Group.

         5.2 At any time, Investor Services Group may request Written Instructions from the Trust and may seek advice from legal counsel for the Trust, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Trust or for Investor Services Group. Written Instructions requested by Investor Services Group will be provided by the Trust within a reasonable period of time.

         5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Trust only if said representative is an Authorized Person. The Trust agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Trust's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article  6        Compensation.

         6.1 The Trust on behalf of each of the Portfolios will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees and other charges set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein. Out of the Custody Administration fees received by it under Section 1(d) of Schedule C, Investor Services Group agrees to pay all compensation and expenses of the Trust's custodian promptly upon receipt of statements thereon. This reflects Article XI Section9 of the Custody Agreement. In the event that Investor Services Group fails to meet certain Performance Standards as set forth in Exhibit 1 to Schedule B, the Trust shall have the right to reduce the fees owed to Investor Services Group as set forth in Exhibit 1 to Schedule B; provided, however, that the Trust's right to reduce fee under this Section 6.1, shall not become effective until ninety (90) days following the Commencement Date.

         6.2 In addition to those fees set forth in Section 6.1 above, the Trust on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall


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be limited to those out-of-pocket expenses reasonably incurred by Investor
Services Group in the performance of its obligations hereunder.

         6.3 The Trust on behalf of each of the Portfolios hereby authorizes Investor Services Group to collect its fees, other charges and related out-of-pocket expenses by debiting the Trust's or Portfolio's custody account for invoices which are rendered for the services performed for the applicable function. Invoices for the services performed will be sent to the Trust after such debiting with an indication that payment has been made.

         6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, a revised Fee Schedule executed and dated by the parties hereto.

         6.5 The Trust acknowledges that the fees and charges that Investor Services Group charges the Trust under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and
Article 12. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Trust agrees to the stated allocation of risk.

         6.6 Investor Services Group will from time to time employ or associate with itself such person or persons as Investor Services Group may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Investor Services Group and the Trust. The compensation of such person or persons shall be paid by Investor Services Group and no obligation shall be incurred on behalf of the Trust in such respect.

         6.7 Investor Services Group shall not be required to pay any of the following expenses incurred by the Trust: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Trust who are not affiliated with Investor Services Group; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section
6.7 which are properly payable by the Trust. Investor Services Group shall not be required to pay any Blue Sky registration or filing fees unless and until it has received the amount of such fees from the Trust.

Article  7        Investor Services Group System.

         7.1 Investor Services Group shall retain title to and ownership of any and all proprietary data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Trust herein (the "Investor Services Group System").


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         7.2 Investor Services Group hereby grants to the Trust a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

         7.3 In the event that the Trust, including any affiliate or agent of the Trust or any third party acting on behalf of the Trust is provided with direct access to the Investor Services Group System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.

Article  8        Representations and Warranties.

         8.1 Investor Services Group represents and warrants to the Trust that:

                  (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

                  (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

                  (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         8.2 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INVESTOR SERVICES GROUP DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE TRUST OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. INVESTOR SERVICES GROUP DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.


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Article 9         Indemnification.

         9.1 Investor Services Group shall not be responsible for and the Trust on behalf of each Portfolio shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable (a "Claim") arising out of or attributable to any of the following:

                  (a) any actions of Investor Services Group required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder;

                  (b) Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services Group from the Trust, or any authorized third party acting on behalf of the Trust, including but not limited to the prior transfer agent for the Trust, in the performance of Investor Services Group's duties and obligations hereunder;

                  (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Trust on behalf of the applicable Portfolio; and

                  (d) the Trust's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Trust's negligence or misconduct or the breach of any representation or warranty of the Trust made herein.

                  9.2 In any case in which the Trust may be asked to indemnify or hold Investor Services Group harmless, Investor Services Group will notify the Trust promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Trust although the failure to do so shall not prevent recovery by Investor Services Group and shall keep the Trust advised with respect to all developments concerning such situation. The Trust shall have the option to defend Investor Services Group against any Claim which may be the subject of this indemnification, and, in the event that the Trust so elects, such defense shall be conducted by counsel chosen by the Trust and reasonably satisfactory to Investor Services Group, and thereupon the Trust shall take over complete defense of the Claim and Investor Services Group shall sustain no further legal or other expenses in respect of such Claim. Investor Services Group will not confess any Claim or make any compromise in any case in which the Trust will be asked to provide indemnification, except with the Trust's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         9.3 Any claim for indemnification under this Agreement must be made prior to the earlier of:


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                  (a) one year after the Investor Services Group becomes aware of the event for which indemnification is claimed; or

                  (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

         9.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 9 shall be Investor Services Group's sole and exclusive remedy for claims or other actions or proceedings to which the Trust's indemnification obligations pursuant to this
Article 9 may apply.

Article  10       Standard of Care.

         10.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Trust unless said errors are caused by Investor Services Group's own negligence, bad faith or willful misconduct or that of its employees.

         10.2 Notwithstanding any provision in this Agreement to the contrary, Investor Services Group's cumulative liability (to the Trust) for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever arising out of or related to this Agreement and regardless of the form of action or legal theory shall not exceed the lesser of (i) $500,000 or (ii) the fees received by Investor Services Group for services provided under this Agreement during the twelve months immediately prior to the date of such loss or damage. Trust understands the limitation on Investor Services Group's damages to be a reasonable allocation of risk and Trust expressly consents with respect to such allocation of risk.

         10.3 Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

         10.4 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  11       Consequential Damages.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL INVESTOR SERVICES GROUP, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES


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REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR
ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article  12       Term and Termination.

         12.1 This Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial Term").

         12.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of three (3) years ("Renewal Terms") each, unless the Trust or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

         12.3 In the event a termination notice is given by the Trust, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Trust.

         12.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         12.5 In the event that Investor Services Group has failed to meet a Priority A Performance Standard as set forth and for the periods of time described in Exhibit 1 of Schedule B (a "Termination Event"), the Trust may terminate this Agreement. The Trust will provide Investor Services Group with sixty (60) days notice in writing if the Trust intends to exercise its option under this Section 12.5; provided that such notice must be given to Investor Services Group no later than ninety (90) days following notification of the Termination Event. Notwithstanding the foregoing, the Trust's rights under this
Section 12.5, shall not become effective until ninety (90) days following the Commencement Date.

         12.6 Notwithstanding anything contained in this Agreement to the contrary, in the event that the Board of Directors decide to liquidate or dissolve the Trust prior to the end of the Initial Term and the Trust is not merged into or acquired by a successor fund, the Trust shall have the right to terminate this Agreement upon ninety (90) days written notice to Investor Services Group provided that, prior to the effective date of such termination, the Trust shall pay to Investor Services Group a penalty in an amount equal to $55,000.


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         12.7 Notwithstanding anything contained in this Agreement to the contrary and except as provided in Sections 12.4, 12.5 and 12.6 hereof, should the Trust desire to move any of the services provided by Investor Services Group hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or should the Trust or any of its affiliates take any action which would result in Investor Services Group ceasing to provide transfer agency, administration or fund accounting services to the Trust prior to the expiration of the Initial or any Renewal Term, Investor Services Group shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that Investor Services Group will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider or should the Trust or any of its affiliates take any action which would result in Investor Services Group ceasing to provide transfer agency, administration or fund accounting services to the Trust prior to the expiration of the Initial or any Renewal Term, the payment of fees to Investor Services Group as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with Investor Services Group until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to Investor Services Group.

Article  13       Additional Portfolios

         13.1 In the event that the Trust establishes one or more Portfolios in addition to those identified in Schedule A, with respect to which the Trust desires to have Investor Services Group render services under the terms hereof, the Trust shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services, Schedule A shall be amended to include such additional Portfolios.

Article  14       Confidentiality.

         14.1 The parties agree that the Confidential Information (defined below) is confidential information of the parties and their respective licensors. The Trust and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Trust and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Trust and Investor Services Group may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees and their independent contractors, auditors and professional advisors, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. Notwithstanding the previous sentence, in no event shall either the Trust or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         14.2     Confidential Information means:


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                  (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                  (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or Investor Services Group a competitive advantage over its competitors; and

                  (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         14.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

         14.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

                  (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

                  (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

                  (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

                  (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

                  (f) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article  15       Force Majeure.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country; (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or
(v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 16        Assignment and Subcontracting.

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Investor Services Group may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group.

Article 17        Arbitration.

         17.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

         17.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

         17.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 17.

Article  18       Notice.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Trust:

                  Kelmoore Strategic Trust
                  2471 East Bayshore Road
                  Palo Alto, California 94303
                  Attention:  Matthew Kelmon

                  To Investor Services Group:

                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts  01581
                  Attention:  President

                  with a copy to Investor Services Group's General Counsel

Article 19        Governing Law/Venue.

         The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and Investor Services Group and the Trust hereby submit themselves to the exclusive jurisdiction of those courts.

Article 20        Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 21        Captions.

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 22        Publicity.

         Neither Investor Services Group nor the Trust shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 23        Relationship of Parties/Non-Solicitation.

         23.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

         23.2 During the term of this Agreement and for one (1) year afterward, the Trust shall not recruit, solicit, employ or engage, for the Trust or others, Investor Services Group's employees.

Article 24        Entire Agreement; Severability.

         24.1 This Agreement, including Schedules, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         24.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

Article  25       Miscellaneous.

         The Trust and Investor Services Group agree that the obligations of the Trust under the Agreement shall not be binding upon any of the Board Members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Trust, as provided in the Articles of Incorporation. The execution and delivery of this Agreement have been authorized by the Board Members of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Board Members nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Trust individually or to impose any liability on any of them or any shareholder of the Trust personally, but shall bind only the assets and property of the Trust as provided in the Articles of Incorporation.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                                     KELMOORE STRATEGIC TRUST

                                     By:     \s\Matthew Kelmon
                                             ----------------------------

                                     Title:     President
                                             ----------------------------


                                     FIRST DATA INVESTOR SERVICES GROUP, INC.


                                     By:         /s/Kenneth J. Kempf
                                             ----------------------------

                                     Title:     Senior Vice President
                                             ----------------------------

                                   SCHEDULE A

                               LIST OF PORTFOLIOS

                      Kelmoore Strategy Covered Option Fund

                                   SCHEDULE B

                        DUTIES OF INVESTOR SERVICES GROUP


I.       TRANSFER AGENCY AND SHAREHOLDER SERVICES

         (a) Shareholder Information. Investor Services Group shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

         (b) Shareholder Services. Investor Services Group shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between Investor Services Group and the Trust.

         (c)      Share Certificates.

         - At the expense of the Trust, the Trust shall supply Investor Services Group with an adequate supply of blank share certificates to meet Investor Services Group requirements therefor. Such Share certificates shall be properly signed by facsimile. The Trust agrees that, notwithstanding the death, resignation, or removal of any officer of the Trust whose signature appears on such certificates, Investor Services Group or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

         - Investor Services Group shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by Investor Services Group of properly executed affidavits and lost certificate bonds, in form satisfactory to Investor Services Group, with the Trust and Investor Services Group as obligees under the bond. Investor Services Group shall further maintain a stop transfer record on lost and/or replaced certificates

          (d) Mailing Communications to Shareholders; Proxy Materials. Investor Services Group will address and mail to Shareholders of the Trust, all reports to Shareholders, dividend and distribution notices and proxy material for the Trust's meetings of Shareholders. In connection with meetings of Shareholders, Investor Services Group will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

         (e)      Sales of Shares.

         - Investor Services Group shall not be required to issue any Shares of the Trust where it has received a Written Instruction from the Trust or official notice from any appropriate authority that the sale of the Shares of the Trust has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of Investor Services Group to rely on such Written Instructions or official notice.

         - In the event that any check or other order for the payment of money is returned unpaid for any reason, Investor Services Group will endeavor to: (i) give prompt notice of such return to the Trust or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such other actions as Investor Services Group and the Fund may from time to time deem appropriate.

         (f)      Transfer and Repurchase.

         - Investor Services Group shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Trust's Prospectus.

         - Investor Services Group will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as Investor Services Group reasonably may deem necessary.

         - Investor Services Group reserves the right to refuse to transfer or repurchase Shares until it is reasonably satisfied that the endorsement on the instructions is valid and genuine. Investor Services Group also reserves the right to refuse to transfer or repurchase Shares until it is reasonably satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which Investor Services Group, in its good judgement, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

         - When Shares are redeemed, Investor Services Group shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Trust or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by Investor Services Group reflecting outstanding Shares of the Trust and Shares attributed to individual accounts.

         - Investor Services Group shall upon receipt of the monies provided to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in Oral or Written Instructions received by Investor Services Group from the Trust or otherwise pursuant to the Prospectus.

         - Investor Services Group shall not process or effect any repurchase with respect to Shares of the Trust after receipt by Investor Services Group or its agent of notification of the suspension of the determination of the net asset value of the Trust.

         (g)      Dividends.

         - Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Trust with respect to Shares of the Trust, the Trust shall furnish or cause to be furnished to Investor Services Group Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

         - On or before the payment date specified in such resolution of the Board of Directors, the Trust will provide Investor Services Group with sufficient cash to make payment to the Shareholders of record as of such payment date.

         - If Investor Services Group does not receive sufficient cash from the Trust to make total dividend and/or distribution payments to all Shareholders of the Trust as of the record date, Investor Services Group will, upon notifying the Trust, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to Investor Services Group.

         (h) Retirement Plans. In connection with the individual retirement account, simplified employee pension plan, rollover individual retirement plan, educational IRA and ROTH individual retirement account (each hereinafter referred to as an "IRA" and, collectively, the "IRAs") within the meaning of
Section 408 of the Internal Revenue Code of 1986, as amended (the "Code") offered by the Trust, Investor Services Group shall provide the following administrative services in addition to those services described herein:

         - Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

         -        Record method of distribution requested and/or made;

         -        Receive and process designation of the beneficiary forms;

         - Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

         - Prepare any annual reports or returns required to be prepared and/or filed by a custodian of an IRA, including, but not limited to, an annual fair market value report,

                  Forms 1099R and 5498 and file with the IRS and provide to Participant/Beneficiary; and

         -        Perform applicable federal withholding and send
                  Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

         (i) Cash Management Services. Funds received by Investor Services Group in the course of performing its services hereunder will be held in demand deposit bank accounts or money market fund accounts in the name of Investor Services Group (or its nominee) as agent for the Trust. Investor Services Group shall be entitled to retain any excess interest, dividends, balance credits or fee reductions or other concessions or benefits earned or generated by or associated with such accounts or made available by the institution at which such accounts are maintained after such benefits are first applied towards banking service fees charged to the Trust by such institution.

         (j) Lost Shareholders. Investor Services Group shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 34 Act (the "Lost Shareholder Rules"), including, but not limited to those set forth below. Investor Services Group may, in its sole discretion, use the services of a third party to perform the some or all such services.

         -        documentation of electronic search policies and procedures;

         -        execution of required searches;

         -        creation and mailing of confirmation letters;

         -        taking receipt of returned verification forms;

         - providing confirmed address corrections in batch via electronic media;

         - tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

         - preparation and submission of data required under the Lost Shareholder Rules.


II.      ADMINISTRATION SERVICES

         (a) Maintaining office facilities (which may be in the offices of Investor Services Group or a corporate affiliate) and furnishing corporate officers for the Trust;

         (b) Furnishing data processing services, clerical services, and executive and administrative services and standard stationery and office supplies;

         (c) Performing all functions ordinarily performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, including:

         -        Expense Accrual Monitoring

         -        Determination of Dividends

         - Preparation of materials for review by the Board, e.g., Rules 2a-7,10f-3, 17a-7, 17e-1 and 144A

         -        Tax and Financial Counsel

         -        Creation of expense pro formas for new Portfolios/classes

         - Reporting to investment company reporting agencies (i.e., Lipper)

         - Compliance Testing including Section 817(h) (daily, weekly or monthly)

         (d) Preparing reports to the Trust's Shareholders and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

         (e) Preparing and filing the Trust's tax returns and providing shareholder tax information to the Trust's transfer agent;

         (f) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Trust which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

         (g) Performing "Blue Sky" compliance functions, as follows:

Effecting and maintaining, as the case may be, the registration or notification of Shares of the Trust for sale under the securities laws of the jurisdictions listed in the Written Instructions of the Trust, which instructions will include the amount of Shares to be registered as well as the warning threshold to be maintained. Any Written Instructions not received at least 45 days prior to the date the Trust intends to offer or sell its Shares cannot be guaranteed a timely notification to the states.

         - Filing with each appropriate jurisdiction the appropriate materials relating to the Trust.

         - Providing to the Trust quarterly reports of sales activity in each jurisdiction in accordance with the Written Instructions of the Trust. Sales will be reported by shareholder residence. NSCC trades and order clearance will be reported by the state provided by the dealer at the point of sale. Trades by omnibus accounts will be reported by trustee state of residence in accordance with the Written Instructions of the Trust outlining the entities which are permitted to maintain omnibus positions with the Trust.

         - In the event sales of Shares in a particular jurisdiction reach or exceed the warning levels provided in the Written Instructions of the Trust, Investor Services Group will promptly notify the Trust with a recommendation of the amount of Shares to be registered in such jurisdiction and the fee for such registration. Investor Services Group will not register additional Shares in such jurisdiction unless and until Investor Services Group shall have received Written Instructions from the Trust to do so.

If Investor Services Group is instructed by the Trust not to register Shares in a particular jurisdiction, Investor Services Group will use its best efforts to cause any sales in such jurisdictions to be blocked.

         (h) Performing corporate secretarial services including the following:

         - Assist in maintaining corporate records and good standing status of Trust in its state of organization

         - Develop and maintain calendar of annual and quarterly board approvals and regulatory filings

         - Prepare notice, agenda, memoranda, resolutions and background materials for legal approvals at quarterly board meetings and committee meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues

         - Provide support for one special in person board meeting per year and written consent votes where needed

                  (i) Performing the following legal and other services:

         -        Prepare and file annual Post-Effective Amendment

         -        Prepare and file Rule 24f-2 Notice

         -        Review and file Form N-SAR

         -        Review, Edgarize and file Annual and Semi-Annual Financial
                  Reports

         - Communicate significant regulatory or legislative developments to Trust management and directors and provide related planning assistance where needed

         - Consult with Trust management regarding portfolio compliance and Trust corporate and regulatory issues as needed

         - Maintain effective communication with outside counsel and review legal bills of outside counsel

         - Coordinate the printing and mailing process with outside printers for all shareholder publications

         -        Arrange D&O/E&O insurance and fidelity bond coverage for Trust

         - Assist in monitoring Trust Code of Ethics reporting and provide such reports to the person designated under the Trust's Code

         (j) Performing, in accordance with the Written Instructions of the Trust, the following Special Legal Services in accordance with the additional pricing structure listed on the Fee Schedule attached to this Agreement as Schedule C:

         - Assist in managing SEC audit of the Trust at the Adviser's principal place of business

         - Review sales material and advertising for Trust Prospectus and legal compliance

         - Assist in new Portfolio start-up (to the extent requested) Coordinate time and responsibility schedules Prepare Trust corporate documents Draft/file registration statement (including investment objectives/policies and prospectuses) Respond to and negotiate SEC comments Draft notice, agenda and resolutions for organizational meeting; attend board meeting; make presentations where appropriate; prepare minutes and follow up on issues

         - Assist in developing compliance guidelines and procedures to improve overall compliance by Trust and service providers

         - Prepare notice, agenda, memoranda and background materials for special board meetings, make presentations where appropriate, prepare minutes and follow up on issues

         - Prepare proxy material for special meetings (including fund merger documents)

         - Prepare Post-Effective Amendments for special purposes (e.g., new funds or classes, changes in advisory relationships, mergers, restructurings)

         -        Prepare special Prospectus supplements where needed

         - Assist in extraordinary non-recurring projects, including providing consultative legal services, e.g.,

                  Arrange CDSC financial programs

                  Profile prospectuses

                  Exemptive order applications

III.     FUND ACCOUNTING SERVICES

         Performing fund accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Trust as may be required by Section 31(a) of the 1940 Act) as follows:

         -        Daily, Weekly, and Monthly Reporting

         -        Portfolio and General Ledger Accounting

         -        Daily Valuation of all Portfolio Securities

         -        Daily NAV Calculation

         -        Comparison of NAV to market movement

         - Review research of price tolerance/fluctuation report to market movements and events

         -        Research of items appearing on the price exception report

         -        Security trade processing

         -        Daily cash and position reconciliation with the custodian bank

         - Daily updating of price and distribution rate information to the Transfer Agent/Insurance Agent

         -        Daily support and report delivery to Portfolio Management

         -        Daily calculation of Portfolio adviser fees and waivers

         -        Daily calculation of distribution rates

         -        Daily investable cash call

         -        Monitor and research aged receivables

         -        Collect aged income items and perform reclaims

         -        Update NASDAQ reporting

         - Daily maintenance of each Portfolio's general ledger including expense accruals

         -        Daily NAV per share notification to other vendors as required

         -        Calculation of 30-day SEC yields and total returns

         -        Preparation of month-end reconciliation package

         -        Monthly reconciliation of Portfolio expense records

         -        Application of monthly pay down gain/loss

         -        Preparation of all annual and semi-annual audit work papers

IV.      CUSTODY ADMINISTRATION SERVICES

         Performing custody administration services as follows:

         - Assign a custody administrator to accept, control and process the Trust's daily portfolio transactions through direct computer link with the Custodian

         - Match and review DTC eligible ID's and trade information with the Trust's instructions for accuracy and coordinating with the Custodian and the Trust's accounting agent for recording and affirmation processing with the depository

         -        Systematically settle all depository eligible issues.
                  Transactions requiring physical delivery will be settled through the Custodian's New York office.

         - Assist the Trust in placing cash management trades through the Custodian, such as commercial paper, CD's and repurchase agreements

         - Provide the Adviser with daily custodian statements reflecting all prior day cash activity on behalf of each Portfolio by 8:30 a.m. Eastern time. Complete description of any posting, inclusive of Sedol/CUSIP numbers, interest/dividend payment date, capital stock details, expense authorizations, beginning/ending cash balances, etc., will be provided by the Custodian's reports or systems.

         - Provide monthly activity statements combining both cash changes and security trades, and a full portfolio listing.

         - Communicate to the Trust on any corporate actions, capital changes and interest rate changes supported by appropriate supplemental reports received from the Custodian. Follow-up will be made with the Custodian to ensure all necessary actions and/or paperwork is complete.

         - Coordinate and resolve unsettled dividends, interest, paydowns and capital changes. Assist in resolution of failed transactions and any settlement problems.

         - Provide broker interface ensuring trade settlement with failed trade follow-up.

         - Provide the Fund's auditor with trade documentation to help expedite the Trust's audit.

         - Investor Services Group shall be entitled to retain any excess balance credits or fee reductions or other concessions or benefits earned or generated by or associated with the Fund's custodial accounts or made available by the institution at which such accounts are maintained after such benefits are first applied towards banking service fees charged to the Trust by such institution.

                             EXHIBIT 1 TO SCHEDULE B

                              PERFORMANCE STANDARDS


STANDARDS:

Fund Accounting/Custody Administration

The following standards will be met 95% of the time.

         - NAV's calculated accurately, provided all information from external vendors or fund manager is correct*

         -        Information to NASDAQ is reported within timeframes*

         - Daily bulletin is released by 7:00 p.m., EST, provided all information from external vendors or fund managers is received in a timely basis

Fund Administration/Tax and Compliance

The following standard will be met 100% of the time.

         -        All SEC and IRS regulatory requirements will be met*

Processing:

The following standards will be met 95% of the time measured on a quarterly basis, minimum of 50 items per standard measured.

         - New accounts in good order will be established on the Transfer Agent System on the same day received*

         - Shareholder transactions in good order will be processed on the Transfer Agent System on the same day received*

         - Correspondence will be completed within five (5) business days of receipt

         - Fulfillment requests will be mailed within 48 hours of receipt.

         - Maintenance items will be completed within five (5) business days of receipt

Print/Mail:

The following standards will be met 95% of the time measured on a quarterly basis, minimum of 50 items per standard measured.

         - Daily confirmations will be mailed to shareholders on Trade Date plus two (2) business days*

         - Check requests will be mailed to shareholders on Trade Date plus two (2) business day

         - Quarterly Statements will be mailed to shareholders within five (5) business days from quarter end

*Priority A Standards. All other measurements are considered Priority B
Standards.

MEASUREMENT:

Measurement of the Performance Standards shall not become effective until 90 days following the Commencement Date.

PENALTIES:

Penalties for Priority A Standards:

         -        The penalty for missing the same Performance Standard in one
                  (1) quarter is written notice.

         - The penalty for missing the same Performance Standard two (2) quarters in succession is termination of this Agreement in accordance with Section 12.5 hereof.

Penalties for Priority B Standards:

         -        The penalty for missing the same Performance Standard in one
                  (1) quarter is written notice.

         - The penalty for missing the same Performance Standard two (2) quarters in succession is a 10% reduction in the quarterly fee for such service for the second quarter.

         -        The penalty for missing the same Performance Standard three
                  (3) quarters in a rolling six (6) quarter period is a 20% reduction in the quarterly fee for such service for the third quarter.

                                   SCHEDULE C

                                  FEE SCHEDULE



1.  Standard Fees


(a)     Administration Fees:
        First $50 million of average net assets     .0015
        Next $50 million of average net assets      .0010
        Over $100 million average net assets        .0005
        Annual minimum fees                         $55,000 for first Portfolio
                                                    $12,000 for each additional
                                                    domestic Portfolio or class


(b)  Transfer Agency and Shareholder Servicing Fees:

     Transfer Agency and Shareholder Services $20.00 per account per year per Portfolio $24,000 annual minimum fee per no-load Portfolio

     IRA's,   403(b) Plans, Defined Contribution/Benefit Plans
              Annual Maintenance Fee - $12.00 per account per year

     FUND/SERV Processing (if applicable)
              $1,000 one time set-up charge
              $50.00 per month/per Portfolio monthly maintenance fee

     Networking Processing (if applicable)
              $1,000 one time set-up charge
              $75.00 per month/per Portfolio monthly maintenance fee


(c)  Fund Accounting Fees:
     (Per Domestic Portfolio)
     Minimum to $20 million of average net assets           $30,000
     Next $30 million of average net assets                   .0003
     Next $50 million of average net assets                   .0002
     Over $100 million of average net assets                  .0001
     Each additional class is $12,000 minimum per year

(d)  Custody Administration Fees:

     Domestic Securities and ADRs (Per Portfolio)
     First $50 million of average net assets                  .0002



                           Next $150 million of average net assets     .00015
                           Over $200 million of average net assets     .000125
                           Minimum monthly fee:                        $500

                  Custody Domestic Securities Transaction Charge:
                           Book Entry, DTC, Federal Book Entry, PTC       $12.00
                           Physical Securities, Options/Futures           $20.00
                           RIC's                                          $24.50
                           P & I Paydowns                                  $7.00
                           Wires                                           $7.00
                           Check Request                                   $6.00
                           Eurodollar CD's                                $45.00
                           Euro/TD's                                      $15.00

                           A transaction includes buys, sells, maturities or free security movements.

                           Cedel/Euroclear
                           4 bps safekeeping charge, $20.00 transaction charge Fee expressed in basis points per annum based upon month end market value

                           Global Network Fee
                           $500 per Portfolio per month, includes Cedel trades

                           Note: To the extent the Trust commences using foreign
                  (non USD) securities, additional fees will apply per country, plus global network fee per month. At least two (2) weeks advance notice is required to complete documentation and establish accounts in the foreign countries.

                  When Issued, Securities Lending, Index Futures, Etc.
                  Should any investment vehicle require a separate segregated custody account, a fee of $250 per account per month will apply.

                  Custody Miscellaneous Fees
                  Administrative fees incurred in certain local markets will be passed on to the Trust with a detailed description of the fees. Fees include income collection, corporate action handling, overdraft charges, funds transfer, special local taxes, stamp duties, registration fees, messenger and courier services and other out-of-pocket expenses.

                  Investor Services Group agrees that a portion of its custody administration fee will be used to pay on behalf of the Trust the Custodian for its services rendered to the Trust under the Custody Agreement.

2.       Lost Shareholder Search/Reporting:          $2.75 per account search*

                  * The per account search fee shall be waived until June 2000 so long as the Trust retains Keane Tracers, Inc. ("KTI") to provide the Trust with KTI's "In-Depth Research Program" services.

3. Print/Mail Fees.

  Implementation Fee:        $ 5000.00 - WAIVED
                             $150.00/hr. Multi-check and non-standard

  Testing Application or
    Data Requirements:       $3.00/fax

  Work Order:                $15.00 per workorder

  Daily Work (Confirms):
                   Hand:     $71/K with $20.00 minimum (includes 1 insert)
                             $0.07/each additional insert

                Machine:     $42/K with $15.00 minimum (includes 1 insert)
                             $0.01/each additional insert

          Daily Checks*:
                   Hand:     $91/K with $30.00 minimum daily (includes 1 insert)
                             $0.08/each additional insert

                Machine:     $52/K with $20.00 minimum (includes 1 insert)
                             $0.01/each additional insert

                             *  There is a $3.00 charge for each 3606 Form sent.

  Statements:
                   Hand:     $78/K with $20.00 minimum (includes 1 insert)
                             $0.08/each additional insert
                             $125/K for intelligent inserting

                Machine:     $52/K with $20.00 minimum (includes 1 insert)
                             $0.01 each additional insert
                             $58/K for intelligent inserting

  Periodic Checks:
                   Hand:     $91/K with $30.00 minimum (includes 1 insert)
                             $0.08/each additional insert

                Machine:     $52/K with $30.00 minimum (includes 1 insert)
                             $0.01/each additional insert

  12B1/Dealer Commission
    Checks/Statements:       $0.78/each envelope with
                             $30.00 minimum

  Spac Reports/Group
    Statements:              $78/K with $20.00 minimum

  Listbills:                 $0.78 per envelope with $20.00 minimum

  Printing Charges:         (price ranges dependent on volumes)
                            $0.08/per confirm/statement/page

            $0.115/per check

   Folding (Machine):         $18/K

   Folding (Hand):            $.12 each

   Presort Charge:            postage rate
                              $0.035 per piece

   Courier Charge:            $25.00 for each on call courier trip/or
                              actual cost for on demand


   Overnight Charge:          $3.50 per package service charge plus
                              Federal Express/Airborne charge

   Inventory Storage:         $20.00 for each inventory location as of the
                              15th of the month

   Inventory Receipt:         $20.00 for each SKU / Shipment

   Hourly work; special projects, opening envelopes, etc...:   $24.00 per hour

   Special Pulls:    $2.50 per account pull

   Boxes/Envelopes:  Shipping boxes            $0.85 each
                     Oversized Envelopes       $0.45 each

   Forms Development/Programming Fee: $100/hr

   Systems Testing:           $110/hr

   Cutting Charges:  $10.00/K

4. Investor Services Group shall be entitled to the following fee for the performance of any Special Legal Services as described in Schedule B in accordance with the Written Instructions of the Trust: $185 per hour subject to certain project caps as may be agreed to by Investor Services Group and the Trust. Services and charges may vary based on volume.

5. Miscellaneous Charges. The Trust shall be charged for the following products and services as applicable:

         -        Ad hoc reports

         -        Ad hoc SQL time

         -        COLD Storage

         -        Digital Recording

         -        Banking Services, including incoming and outgoing wire charges

         -        Microfiche/microfilm production

         -        Magnetic media tapes and freight

         -        Manual Pricing

         - Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

6. Fee Adjustments. After the one year anniversary of the effective date of this Agreement, Investor Services Group may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted)
- (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date absent a prior such adjustment).

7. Programming Costs. The following programming rates are subject to an annual 5% increase after the one year anniversary of the effective date of this Agreement.

 (a)  Dedicated Team:        Programmer:          $100,000 per annum
                             BSA:                 $ 85,000 per annum
                             Tester:              $ 65,000 per annum
 (b)  System Enhancements (Non Dedicated Team):   $150.00 per/hr per programmer

                                   SCHEDULE D

                             OUT-OF-POCKET EXPENSES

The Trust shall reimburse Investor Services Group monthly for reasonable out-of-pocket expenses incurred on behalf of the Trust, including, but not limited to the following items:

         -        Postage - direct pass through to the Trust

         - Telephone and telecommunication costs, including all lease, maintenance and line costs

         -        Proxy solicitations, mailings and tabulations

         -        Shipping, Certified and Overnight mail and insurance

         - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines

         -        Duplicating services

         -        Distribution and Redemption Check Issuance

         -        Courier services

         -        Federal Reserve charges for check clearance

         -        Overtime, as approved by the Trust

         -        Temporary staff, as approved by the Trust

         -        Travel and entertainment, as approved by the Trust

         - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

         -        Third party audit reviews

         -        Insurance

         -        Pricing services (or services used to determine Trust NAV)

         -        Vendor set-up charges for Blue Sky and other services

         -        Blue Sky filing or registration fees

         -        EDGAR filing fees

         -        Vendor pricing comparison

         - Such other expenses as are agreed to by Investor Services Group and the Trust

         The Trust agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Trust will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Trust and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.